December 27, 2012

BNY Mellon Funds Trust

200 Park Avenue

New York, NY  10166

Ladies and Gentlemen:

            We have acted as counsel to BNY Mellon Funds Trust, a business trust formed under the laws of the Commonwealth of Massachusetts (the “Trust”), in connection with Post-Effective Amendment No. 47 (the “Post-Effective Amendment”) to the Trust’s registration statement on Form N-1A (File Nos. 333-34844; 811-09903) (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “Commission”) on or about December 27, 2012, registering an indefinite number of shares of beneficial interest in the series of the Trust and classes thereof listed on Schedule A attached hereto (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

This opinion letter is being delivered at your request in accordance with the requirements of paragraph 29 of Schedule A of the Securities Act and Item 28(i) of Form N-1A under the Securities Act and the Investment Company Act of 1940, as amended (the “Investment Company Act”).

For purposes of this opinion letter, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)        the relevant portions of the prospectuses and statement of additional information (collectively, the “Prospectus”) filed as part of the Post‑Effective Amendment;

(ii)       the Trust’s certificate of trust, governing instrument and bylaws in effect on the date of this opinion letter; and

(iii)      the resolutions adopted by the trustees of the Trust relating to the establishment and designation of the Shares of each series and class, and the authorization for issuance and sale of the Shares.

We also have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have relied on a certificate of an officer of the Trust.  We have not independently established any of the facts on which we have so relied.

BNY Mellon Funds Trust

December 27, 2012

For purposes of this opinion letter, we have assumed the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, conformed, or photostatic copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.  We have further assumed the legal capacity of natural persons, that persons identified to us as officers of the Trust are actually serving in such capacity and that the representations of officers of the Trust are correct as to matters of fact.  We have not verified any of those assumptions.

Our opinions, as set forth herein, are based on the facts in existence and the laws in effect on the date hereof and are limited to the laws of the Commonwealth of Massachusetts and the provisions of the Investment Company Act that, in our experience, are applicable to equity securities issued by registered open-end investment companies.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of any other laws.

Based upon and subject to the foregoing, we are of the opinion that (1) the Shares to be issued pursuant to the Post-Effective Amendment, when issued and paid for by the purchasers upon the terms described in the Post-Effective Amendment and the Prospectus, will be validly issued, and (2) purchasers of Shares will have no obligation to make further payments for their purchase of Shares or contributions to the Trust or its creditors solely by reason of their ownership of Shares.  In this regard, however, we note that the Trust is a Massachusetts business trust and, under certain circumstances, shareholders of a Massachusetts business trust could be held personally liable for the obligations of the trust.

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares.  We hereby consent to the filing of this opinion with the Commission in connection with the Post-Effective Amendment and to the reference to this firm’s name under the heading “Counsel and Independent Registered Public Accounting Firm” in the Prospectus.  In giving our consent we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Securities Act or the rules and regulations promulgated thereunder by the Commission, nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

      Very truly yours,

      /s/ K&L Gates LLP

BNY Mellon Funds Trust

December 27, 2012

Schedule A

Fund	Class
	Class M	Investor
BNY Mellon Large Cap Stock Fund	X	X
BNY Mellon Large Cap Market Opportunities Fund	X	X
BNY Mellon Tax-Sensitive Large Cap Multi-Strategy Fund	X	X
BNY Mellon Income Stock Fund	X	X
BNY Mellon Mid Cap Multi-Strategy Stock Fund	X	X
BNY Mellon Small Cap Multi-Strategy Stock Fund	X	X
BNY Mellon U.S. Core Equity 130/30 Fund	X	X
BNY Mellon Focused Equity Opportunities Fund	X	X
BNY Mellon Small/Mid Cap Fund	X	X
BNY Mellon International Fund	X	X
BNY Mellon Emerging Markets Fund	X	X
BNY Mellon International Appreciation Fund	X	X
BNY Mellon International Equity Income Fund	X	X
BNY Mellon Bond Fund	X	X
BNY Mellon Intermediate Bond Fund	X	X
BNY Mellon Corporate Bond Fund	X	X
BNY Mellon Intermediate U.S. Government Fund	X	X
BNY Mellon Short-Term U.S. Government Securities Fund	X	X
BNY Mellon National Intermediate Municipal Bond Fund	X	X
BNY Mellon National Short-Term Municipal Bond Fund	X	X
BNY Mellon Pennsylvania Intermediate Municipal Bond Fund	X	X
BNY Mellon Massachusetts Intermediate Municipal Bond Fund	X	X
BNY Mellon New York Intermediate Tax-Exempt Bond Fund	X	X
BNY Mellon Municipal Opportunities Fund	X	X
BNY Mellon Asset Allocation Fund	X	X
BNY Mellon Money Market Fund	X	X
BNY Mellon National Municipal Money Market Fund	X	X